Exhibit 21.1

List of Subsidiaries

At the time of this offering, the following entities will become subsidiaries of Medley Management Inc.:

Name of Subsidiary	Jurisdiction of Organization
MCC Advisors LLC	Delaware
Medley Capital LLC	Delaware
Medley GP Holdings LLC	Delaware
Medley GP LLC	Delaware
Medley LLC	Delaware
Medley Opportunity Fund II LP	Delaware
Medley Opportunity Fund LP	Delaware
Medley SMA Advisors LLC	Delaware
MOF II GP LLC	Delaware
MOF II Management LLC	Delaware
MOF III GP LLC	Delaware
MOF III Management LLC	Delaware
SIC Advisors LLC	Delaware